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                                                                    EXHIBIT 3(e)




                               State of Delaware

                        Office of the Secretary of State

         ____________________________________________________________


        I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THAT ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ENRON OIL & GAS COMPANY", FILED IN THIS OFFICE ON THE SEVENTH DAY OF MAY, A.D. 1997, AT 2 O'CLOCK P.M.





                                        /s/ Edward J. Freel
                                        ------------------------------------
                                        Edward J. Freel, Secretary of State

2064000    8100                                     AUTHENTICATION:     8470052

971161469                                                    DATE:     05-16-97

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                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            ENRON OIL & GAS COMPANY


         Enron Oil & Gas Company, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), does hereby certify that:

         The amendment to the Company's Restated Certificate of Incorporation set forth in the following resolution approved by the Company's Board of Directors and stockholders was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

                 "RESOLVED, that the Restated Certificate of Incorporation of the Company is hereby amended by deleting Article Fourth thereof in its entirety and substituting the following therefor:

                          "FOURTH: A. The total number of shares of all classes of stock that the Corporation shall have authority to issue is Three Hundred Thirty Million (330,000,000) shares, consisting of Three Hundred Twenty Million (320,000,000) shares of common stock, par value $.01 per share (hereinafter referred to as "Common Stock") and Ten Million (10,000,000) shares of preferred stock, par value $.01 per share (hereinafter referred to as "Preferred Stock").

                          B. The board of directors of the Corporation is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, by filing a certificate pursuant to the applicable laws of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation") to establish from time to time the number of shares to be included in each such series, and to fix the powers, designations, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations, or restrictions thereof.
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                          C. Each holder of shares of Common Stock shall be
                          entitled to one vote for each share of Common Stock held of record on all matters on which the holders of shares of Common Stock are entitled to vote."

         IN WITNESS WHEREOF, Enron Oil & Gas Company has caused this Certificate to be signed and attested by its duly authorized officers, this 7th day of May, 1997.


ATTEST:                                    ENRON OIL & GAS COMPANY

By:/s/ Barry Hunsaker, Jr.                 By:/s/ Forrest E. Hoglund
   ----------------------------               -----------------------------
       Barry Hunsaker, Jr.                        Forrest E. Hoglund
       Senior Vice President,                     Chairman and Chief
       General Counsel and                        Executive Officer
       Assistant Secretary





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